Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS FOURTH QUARTER 2024 RESULTS

GAAP Net Income of $0.26 Per Diluted Share for the Fourth Quarter
and $0.33 per Diluted Share for the Full Year

Normalized FFO of $0.27 Per Diluted Share for the Fourth Quarter
and $1.29 per Diluted Share for the Full Year

Office Same Store NOI Growth of 12.3% (GAAP)
Positive Office Releasing Spreads of 18.7% (GAAP) and 3.5% (Cash)

Positive Retail Renewal Spreads of 11.1% (GAAP) and 2.9% (Cash)

Approximately 315K Net Rentable Square Feet of New and Renewed Commercial Lease Space

Introduced 2025 Full-Year Normalized FFO Guidance Range of $1.00 to $1.10 per Diluted Share

VIRGINIA BEACH, VA, February 19, 2025 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended December 31, 2024 and provided an update on current events and earnings guidance.

Fourth Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $26.1 million, or $0.26 per diluted share, compared to net loss attributable to common stockholders and OP Unit holders of $23.9 million, or $0.27 per diluted share, for the three months ended December 31, 2023.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $29.7 million, or $0.29 per diluted share, compared to $11.1 million, or $0.13 per diluted share, for the three months ended December 31, 2023. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $27.8 million, or $0.27 per diluted share, compared to $27.9 million, or $0.31 per diluted share, for the three months ended December 31, 2023. See "Non-GAAP Financial Measures."

•As of December 31, 2024, weighted average stabilized portfolio occupancy was 96.0%. Retail occupancy was 95.3%, office occupancy was 97.2%, and multifamily occupancy was 95.3%.

•Positive spreads on renewals across all segments:
◦Retail 11.1% (GAAP) and 2.9% (Cash)
◦Office 18.7% (GAAP) and 3.5% (Cash)
◦Multifamily 4.7% (GAAP and Cash)

•Executed 21 lease renewals and 23 new leases during the fourth quarter for an aggregate of approximately 315,000 of net rentable square feet.

"We remain committed to our core goal - improving the income stream and balance sheet quality," said Shawn Tibbetts, Chief Executive Officer and President. "Our short-term strategy is centered on positioning the company for sustainable growth while maintaining financial strength in an evolving market."

•Office Same Store Net Operating Income ("NOI") increased 12.3% on a GAAP basis compared to the quarter ended December 31, 2023.

•Third-party construction backlog as of December 31, 2024 was $123.8 million and general contracting and real estate services gross profit for the fourth quarter was $2.1 million.

•During the fourth quarter of 2024, unrealized gains on non-designated interest rate derivatives that positively affected FFO were $2.5 million. As of December 31, 2024, the value of the Company’s entire interest rate derivative portfolio, net of unrealized gains, was $15.9 million. These losses are excluded from Normalized FFO.

•Consistent with the Company's previously announced succession plan, on November 14, 2024, Louis S. Haddad informed our board of directors of his decision to resign from his position as Chief Executive Officer of the Company (“Chief Executive Officer”), effective December 31, 2024. Mr. Haddad remains a director and the Executive Chairman of the Company's board through the Company’s 2025 annual meeting of stockholders, at which Mr. Haddad is expected to be nominated for reelection to the board. Pursuant to the succession plan, the board appointed Shawn J. Tibbetts, the Company’s President and Chief Operating Officer, to the position of Chief Executive Officer effective January 1, 2025. The board appointed Mr. Tibbetts to the board in connection with his promotion to Chief Executive Officer.

•On November 27, 2024, the Company closed on a loan secured by the Premier Retail and Premier Apartments properties, using the $29.4 million in proceeds to pay off the $24.5 million balance of the loan secured by the Southgate Square retail property and pay down the amount outstanding on the credit facility.

•On December 18, 2024, the Company completed the disposition of the Market at Mill Creek and Nexton Square retail properties for gross proceeds of $82.0 million, resulting in a combined net gain on real estate dispositions of $21.3 million. The proceeds were used to pay off the $21.1 million loan secured by the Nexton Square property and pay down the amount outstanding on the credit facility.

•For the year ended December 31, 2024, the Company sold 2,288,541 shares of common stock under the Company's at-the-market program for gross proceeds of $26.5 million.

Financial Results

Net income attributable to common stockholders and OP Unit holders for the fourth quarter increased to $26.1 million compared to net loss attributable to common stockholders and OP Unit holders of $(23.9) million for the fourth quarter of 2023. The period-over-period change was primarily due to an increase in the fair value of undesignated interest rate swap derivatives and the gain on real estate dispositions in 2024, as well as an increase in portfolio NOI recognized during the quarter.

FFO attributable to common stockholders and OP Unit holders for the fourth quarter was $29.7 million compared to $11.1 million for the fourth quarter of 2023. The year-over-year decrease in FFO was primarily due to an increase in the fair value of undesignated interest rate swap derivatives and portfolio NOI recognized during the quarter. Normalized FFO attributable to common stockholders and OP Unit holders for the fourth quarter decreased to $27.8 million compared to $27.9 million for the fourth quarter of 2023. Normalized FFO was generally consistent year-over-year as the increase in portfolio NOI and interest income was offset by the decrease in construction gross profit recognized during the quarter.

Net income attributable to common stockholders and OP Unit holders for the full year was $30.9 million compared to a net loss of $4.5 million for the year ended December 31, 2023. FFO attributable to common stockholders and OP Unit holders for the full year increased to $99.8 million compared to $90.7 million for the year ended December 31, 2023. Normalized FFO attributable to common stockholders and OP Unit holders for the full year increased to $118.9 million compared to $110.5 million for the year ended December 31, 2023. The year-over-year changes were positively impacted by higher property NOI and positive releasing spreads, higher interest income, higher gain on disposition of real estate, and the increase in the fair value of undesignated interest rate swap derivatives, as well as an income tax benefit in the current year due to the impairment of development costs related to undeveloped land under predevelopment. The year-over-year changes were negatively impacted by higher interest expense due to increased interest rates, higher general and administrative expenses, and impairment of real estate and development costs related to undeveloped land in predevelopment located in Charlotte, North Carolina.

Operating Performance

At the end of the fourth quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 95.3%, 97.2%, and 95.3% occupied, respectively.

Total construction contract backlog was $123.8 million as of December 31, 2024.

Interest income from real estate financing investments was $4.0 million for the three months ended December 31, 2024.

Balance Sheet and Financing Activity

As of December 31, 2024, the Company had $1,297.5 million of total debt outstanding, including $145.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. As of December 31, 2024, the Company’s debt was 94% fixed or economically hedged after considering interest rate swaps.

Outlook

The Company is introducing its 2025 full-year Normalized FFO guidance in the range of $1.00 to $1.10 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2025. The Company's executive management will provide further details regarding its 2025 earnings guidance during tomorrow's webcast and conference call.

Full-year 2025 Guidance [1][2]	Expected Ranges
Portfolio NOI	$171.2	M	$175.8	M
Construction Segment Gross Profit	$6.8	M	$8.6	M
G&A Expenses	($17.6	M)	($16.6	M)
Interest Income	$15.7	M	$16.7	M
Adjusted Interest Expense[3]	($63.5	M)	($59.5	M)
Normalized FFO per diluted share	$1.00		$1.10

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the following assumptions:
•Harbor Point T. Rowe Price and Allied delivered in Q1 2025
•Construction gross profit decline due to lower backlog
•Chandler Residences stabilized in Q2 2025
[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 20, 2025 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The recorded webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 800 549 8228 (toll-free dial-in number) or (+1) 646 564 9445 (toll dial-in number). The conference ID is 73009. A replay of the conference call will be available through Wednesday, March 19, 2025 by dialing (+1) 888 660 6264 (toll-free dial-in number) or (+1) 646 517 3975 (toll dial-in number) and providing passcode 73009#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,173,787	$2,093,032
Held for development	5,683	11,978
Construction in progress	17,515	102,277
	2,196,985	2,207,287
Accumulated depreciation	(451,907)	(393,169)
Net real estate investments	1,745,078	1,814,118
Real estate investments held for sale	4,800	—
Cash and cash equivalents	70,642	27,920
Restricted cash	1,581	2,246
Accounts receivable, net	52,860	45,529
Notes receivable, net	132,565	94,172
Construction receivables, including retentions, net	84,624	126,443
Construction contract costs and estimated earnings in excess of billings	6	104
Equity method investments	158,151	142,031
Operating lease right-of-use assets	22,841	23,085
Finance lease right-of-use assets	88,986	90,565
Acquired lease intangible assets	89,739	109,137
Other assets	60,990	87,548
Total Assets	2,512,863	2,562,898

LIABILITIES AND EQUITY
Indebtedness, net	1,295,559	1,396,965
Accounts payable and accrued liabilities	38,840	31,041
Construction payables, including retentions	104,495	128,290
Billings in excess of construction contract costs and estimated earnings	5,871	21,414
Operating lease liabilities	31,365	31,528
Finance lease liabilities	92,646	91,869
Other liabilities	54,418	56,613
Total Liabilities	1,623,194	1,757,720
Total Equity	889,669	805,178
Total Liabilities and Equity	$2,512,863	$2,562,898

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Revenues
Rental revenues	$62,953	$59,842	$256,697	$238,924
General contracting and real estate services revenues	75,010	126,911	433,177	413,131
Interest income	4,637	4,280	18,596	15,103
Total revenues	142,600	191,033	708,470	667,158

Expenses
Rental expenses	16,066	15,027	62,410	56,419
Real estate taxes	5,313	5,532	23,308	22,442
General contracting and real estate services expenses	72,917	123,377	419,302	399,713
Depreciation and amortization	25,265	35,570	90,962	97,427
General and administrative expenses	4,661	4,336	20,225	18,122
Acquisition, development, and other pursuit costs	1	66	5,531	84
Impairment charges	—	(5)	1,494	102
Total expenses	124,223	183,903	623,232	594,309
Gain on real estate dispositions, net	21,305	—	21,305	738
Operating Income	39,682	7,130	106,543	73,587
Interest expense	(18,376)	(16,435)	(78,965)	(57,810)
Equity in income of unconsolidated real estate entities	245	—	245	—
Loss on extinguishment of debt	(134)	—	(247)	—
Change in fair value of derivatives and other	7,273	(11,266)	14,251	(6,242)
Unrealized credit loss (provision) release	(103)	297	(156)	(574)
Other (expense) income, net	(45)	(293)	209	31
Income (loss) before taxes	28,542	(20,567)	41,880	8,992
Income tax benefit (provision)	494	(495)	614	(1,329)
Net income (loss)	29,036	(21,062)	42,494	7,663
Net (income) loss attributable to noncontrolling interests in investment entities	(9)	11	(43)	(605)
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(11,548)
Net income (loss) attributable to common stockholders and OP Unitholders	$26,140	$(23,938)	$30,903	$(4,490)

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Net income (loss) attributable to common stockholders and OP Unitholders	$26,140	$(23,938)	$30,903	$(4,490)
Depreciation and amortization, net (1)	24,899	35,069	88,754	95,208
Gain on operating real estate dispositions, net (2)	(21,305)	—	(21,305)	—
Impairment of real estate assets	—	—	1,494	—
FFO attributable to common stockholders and OP Unitholders	$29,734	$11,131	$99,846	$90,718
Acquisition, development, and other pursuit costs	1	66	5,531	84
Accelerated amortization of intangible assets and liabilities	—	(38)	(5)	(653)
Loss on extinguishment of debt	134	—	247	—
Unrealized credit loss provision (release)	103	(297)	156	574
Amortization of right-of-use assets - finance leases	394	300	1,578	1,349
(Decrease) increase in fair value of derivatives not designated as cash flow hedges	(2,497)	16,159	9,612	14,185
Amortization of interest rate derivatives on designated cash flow hedges	(32)	612	422	4,210
Severance related costs	—	—	1,506	—
Normalized FFO available to common stockholders and OP Unitholders	$27,837	$27,933	$118,893	$110,467
Net income (loss) attributable to common stockholders and OP Unitholders per diluted share and unit	$0.26	$(0.27)	$0.33	$(0.05)
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.29	$0.13	$1.08	$1.02
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.27	$0.31	$1.29	$1.24
Weighted average common shares and units - diluted	101,361	88,733	92,326	88,864
________________________________________

(1) The adjustment for depreciation and amortization excludes amortization of above and below-market ground lease assets. The adjustments for depreciation and amortization for each of the years ended December 31, 2024 and 2023 excludes $0.9 million of depreciation attributable to our partners

(2) The adjustment for gain on operating real estate dispositions for each of the three months and the year ended December 31, 2023 excludes $0.2 million for the gain on the disposition of a non-operating parcel adjacent to Brooks Crossing Retail. The adjustment for gain on operating real estate dispositions for the year ended December 31, 2023 also excludes $0.5 million for the gain on the disposition of a non-operating parcel at Market at Mill Creek.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Retail Same Store (1)
Same Store NOI, Cash Basis	$16,344	$16,050	$59,585	$59,480
GAAP Adjustments (2)	1,034	1,173	3,813	4,454
Same Store NOI	17,378	17,223	63,398	63,934
Non-Same Store NOI (3)	1,909	1,320	12,395	10,418
Segment NOI	19,287	18,543	75,793	74,352

Office Same Store (4)
Same Store NOI, Cash Basis	11,713	10,853	45,025	43,501
GAAP Adjustments (2)	2,183	1,516	6,932	4,725
Same Store NOI	13,896	12,369	51,957	48,226
Non-Same Store NOI (3)	(697)	(311)	9,271	3,239
Segment NOI	13,199	12,058	61,228	51,465

Multifamily Same Store (5)
Same Store NOI, Cash Basis	8,361	8,691	30,521	31,068
GAAP Adjustments (2)	209	188	834	796
Same Store NOI	8,570	8,879	31,355	31,864
Non-Same Store NOI (3)	518	(197)	2,603	2,382
Segment NOI	9,088	8,682	33,958	34,246

Total Property NOI	41,574	39,283	170,979	160,063

General contracting & real estate services gross profit	2,093	3,534	13,875	13,418
Real estate financing gross profit	2,274	3,191	9,489	10,510
Interest income (6)	598	361	2,519	927
Depreciation and amortization	(25,265)	(35,570)	(90,962)	(97,427)
General and administrative expenses	(4,661)	(4,336)	(20,225)	(18,122)
Acquisition, development, and other pursuit costs	(1)	(66)	(5,531)	(84)
Impairment charges	—	5	(1,494)	(102)
Gain on real estate dispositions, net	21,305	—	21,305	738
Interest expense (7)	(16,611)	(15,707)	(72,377)	(54,144)
Equity in income of unconsolidated real estate entities	245	—	245	—
Loss on extinguishment of debt	(134)	—	(247)	—
Change in fair value of derivatives and other	7,273	(11,266)	14,251	(6,242)
Unrealized credit loss (provision) release	(103)	297	(156)	(574)
Other (expense) income, net	(45)	(293)	209	31
Income tax benefit (provision)	494	(495)	614	(1,329)
Net income (loss)	29,036	(21,062)	42,494	7,663

Net (income) loss attributable to noncontrolling interests in investment entities	(9)	11	(43)	(605)
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(11,548)
Net (loss) income attributable to AHH and OP unitholders	$26,140	$(23,938)	$30,903	$(4,490)
________________________________________

(1) Retail same-store portfolio for the three months and the year ended December 31, 2024 and 2023 excludes Southern Post Retail and Columbus Village II due to redevelopment. Retail same-store portfolio for the year ended December 31, 2024 and 2023 also excludes Chronicle Mill Retail, The Interlock Retail, as well as Market at Mill Creek and Nexton Square which were sold in December 2024.

(2) GAAP Adjustments include adjustments for the net effects of straight-line rental revenues, the amortization of lease incentives and above/below market rents, the net effects of straight-line rental expenses, and ground rent expenses for finance leases.

(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio for the three months and the year ended December 31, 2024 and 2023 excludes Southern Post Office. Office same-store portfolio for the year ended December 31, 2024 and 2023 also excludes Chronicle Mill Office and The Interlock Office.

(5) Multifamily same-store portfolio for the three months and the year ended December 31, 2024 and 2023 excludes Chandler Residences. Multifamily same-store portfolio for the year ended December 31, 2024 and 2023 also excludes Chronicle Mill Apartments.

(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Vice President of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248